Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference of our report dated August 8, 2014, with respect to the financial statements of the Rental Operations of AWCC Holdings, LLC for the year ended December 31, 2013 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the presentation of revenues and expenses) included in Hannon Armstrong Sustainable Infrastructure Capital, Inc.’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on August 11, 2014 into the Registration Statement of Hannon Armstrong Sustainable Infrastructure Capital, Inc. for the registration of 3,178,410 shares of its common stock and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

August 11, 2014